EXHIBIT 99.1

International Remote Imaging Systems Announces Expected Net Loss As It Prepares For A Major Product Launch to Establish Future Growth

CHATSWORTH, Calif., May 13, 2003 (PRIMEZONE) -- International Remote Imaging Systems, Inc. (AMEX:IRI), a manufacturer and marketer of automated IVD urinalysis systems and medical devices used in hospitals and reference clinical laboratories worldwide, today announced financial results for the first quarter ended March 31st, 2003.

Net revenues for the first quarter totaled $6.13 million, a 9% decrease from the corresponding period one year ago. As expected, the Company reported a net loss of $488,468, or $(0.04) per diluted share, as compared to a net income of $329,873, or $0.03 per diluted share in the first quarter of 2002.

During the first quarter, the Company went through a CEO management transition, resulting in non-recurring costs of around $400,000, which included expenses associated with the overlap and accrued retirement benefits of the CEOs.

"The first quarter financial results are consistent with our previously announced expectations, due to the costs associated with the transition to production of our new iQ(tm)200 System and because many customers are understandably waiting to evaluate the new System," stated Dr. Kshitij Mohan, the Company's President and Chief Executive Officer. "Production of sub-components of the iQ200 has already started and the technical and marketing activities that precede the launch of a major new product are in place."

Dr. Mohan noted that the first quarter of 2003 was a productive period for the Company's programs and operations and came on the heels of 13 consecutive quarters of profitability, even as the Company spent heavily on research and development of the IQ200. The Iris Diagnostics Division received the EN ISO 9001, EN ISO 13485 and EN 46001 certifications needed for global introduction of the iQ200 System and will soon place the CE Mark certification on the iQ200 System just prior to shipping the product. As a result of upgrading the Company's manufacturing plant and processes and Quality Systems, the Iris Diagnostics Division flawlessly passed a critical U.S. Food and Drug Administration inspection.

IRIS continues to invest heavily in its research and development program, incurring net expenditures in the first quarter of $1.2 million, as compared to $1.1 million in the year ago period. The Company continues to spend at the same level as in 2002. It expects to continue at this pace until the summer, and then commence a gradual decline in net research and development expenditures.

Reviewing the business segments, revenues from urinalysis products totaled $4.8 million, a 7% decrease from the $5.2 million realized in the comparative period one year ago. Revenues from the small laboratory devices segment were $1.3 million, a decrease of approximately $250,000 from the year-ago quarter.

Dr. Mohan noted that the considerable interest shown by the international distributors last November in the MEDICA Trade Fair in Germany has already translated into signed agreements with three distributors and negotiations with more than 15 additional distributors around the globe. We have firm orders both domestically and internationally for iQ200's. The Company will also be demonstrating its new iQ200 System at major industry shows in Europe and the U.S. during this summer, Dr. Mohan stated, "We look forward to the commercial launch of this new product that has been the object of so much hard work by so many people in the Company."

The Company's net working capital decreased significantly this quarter, primarily due to the reduction in revenues and, correspondingly, the net loss before income taxes. In addition, payments of more than $500,000, relating to the expansion and upgrade of the Company's facilities that is now complete, reduced working capital. However, at March 31st, the Company had an additional $2.5 million available under its line of credit and believes this will adequately cover its cash needs for the coming year.

The Company will hold a conference call for members of the investment community at 4:30 p.m. Eastern time today. To participate in the call, dial 1-800-915-4836 approximately 10 minutes before the call is scheduled to begin. International callers should dial 1-973-317-5319.

THE COMPANY

International Remote Imaging Systems, Inc. has an established reputation as a leader in automated urinalysis technology and image flow cytometry. The Company's Iris Diagnostics Division is a leader in automated urinalysis technology with workstations in major medical institutions throughout the world. Using a patented Automated Intelligent Microscopy (AIM) technology and Auto Analyte Recognition software (AAR), a significant reduction in the cost and time consuming steps for manual microscopic analysis can be achieved. The StatSpin(r) subsidiary, based in Norwood, Mass., is a worldwide leader in accelerated sample preparation for blood, body fluids and urine analysis. The subsidiary makes innovative centrifuges and blood analysis products, including the world's fastest blood separator (30 seconds). StatSpin's worldwide markets include medical institutions, commercial laboratories, clinics, doctors' offices, veterinary labs and research facilities. Its bench top centrifuges are dedicated to applications for manual specimen preparation for coagulation, cytology, hematology, and urinalysis.

Advanced Digital Imaging Research, LLC, is a research and development subsidiary based in the Houston, Texas area. ADIR assists in the advancement of proprietary imaging technology while conducting government-sponsored research and development in medical imaging and software, and contract research for corporate clients.

SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes,"' "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: unexpected technical and marketing difficulties inherent in major product development efforts such as the current project to improve the Company's urinalysis workstation product line; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

            Financial Tables (Unaudited) (in 000's)
        Consolidated Performance for quarter ended March 31

                                  2003            2002
 Net revenues                  $ 6,134           $6,741
 Net income (loss)             $  (488)          $  330
 Income (loss)
  per share -
  basic:                       $ (0.04)          $ 0.03
  diluted:                     $ (0.04)          $ 0.03
 Weighted average
  number of common
  shares outstanding -
  basic:                    10,953,229       10,327,979
  diluted:                  10,953,229       11,374,948

 Segment and consolidated performance for period

                          Ended March 31 2003

                    Urinalysis   Small Devices   Consolidated
 Net revenues        $ 4,844         $1,290        $  6,134
 Segment profit      $   222         $  207        $    429
 Corporate expenses                                $ (1,243)
 Loss from
  continuing
  operations
  before
  tax                                              $  (814)

                          Ended March 31, 2002

                    Urinalysis    Small Devices   Consolidated
 Net revenues        $ 5,206          $1,535        $6,741
 Segment profit      $   867          $  429        $1,296
 Corporate expenses                                 $ (746)
 Income from
  continuing
  operations
  before tax                                        $  550

                            Balance Sheet

                                            March  31
                                        2003         2002

 Net Working Capital                  $ 4,449       $ 6,445
 Total Assets                         $26,501       $27,223
 Long-term Debt                       $ 1,472       $ 1,862
 Total Shareholders' Equity           $16,789       $17,349

CONTACT: International Remote Imaging Systems, Inc.
         Dr. Kshitij Mohan, President and Chief Executive Officer
         (818) 709-1244

         The Wall Street Group, Inc.
         Ron Stabiner
         (212) 888-4848